AGREEMENT TO PURCHASE LOAN DOCUMENTS

     THIS AGREEMENT TO PURCHASE LOAN DOCUMENTS (this "Agreement") is made as of the 23rd day of April, 1997, by and between BALCOR MORTGAGE ADVISORS, INC. ("Balcor") and MICHAEL P. HARRIS, ARNOLD L. PORATH, JOHN P. LOWNEY, JR. and KAY
S. LOWNEY, AS TRUSTEES OF THE JKL TRUST and STEPHEN D. MOSES (in their capacity as the makers of the Note and the other Loan Documents defined below, collectively, the "Borrower" and in their capacity as purchaser of the Note and the other Loan Documents, collectively, "Purchaser").

                                R E C I T A L S

     A. Balcor is the owner and holder of that certain Secured Promissory Note Secured By Mortgage and Security Agreement made by Messrs Harris, Porath and Moses and payable to the order of Balcor (as amended, the "Note").

     B. The Note is secured, inter alia, by a Mortgage and Security Agreement (as amended, the "Mortgage") executed by Borrower in favor of Balcor with respect to real property and improvements commonly known as Whispering Hills Apartments in Overland Park, Kansas (the "Property"). The Note, the Mortgage and the other documents, agreements and instruments which evidence and/or secure the loans evidenced by the Note, including, without limitation, the documents, agreements and instruments set forth on Exhibit C, are hereinafter referred to collectively as the "Loan Documents".

     C.  Borrower is the owner of the Property.

     D. Pursuant to the terms of the Agreement dated as of March 15, 1989, among Balcor, Borrower and Balcor Property Management, Inc., as amended (the "March 15, 1989 Agreement"), Balcor has proposed to Borrower that Borrower sell the Property to Equity Residential Properties Trust ("Equity") for a purchase price of Seventeen Million Two Hundred Thousand and No/100 Dollars ($17,200,000.00).

     E. Pursuant to the terms of the March 15, 1989 Agreement, Borrower has the right to purchase the Loan Documents from Balcor for the same amount as the purchase price to be paid by Equity (i.e. Seventeen Million Two Hundred Thousand and No/100 Dollars [$17,200,000.00]).

     F. Borrower has elected to purchase the Loan Documents from Balcor for a purchase price of $17,200,000.

     G. Borrower anticipates entering into an Agreement of Contribution and Sale (the "Sale Agreement") pursuant to which Borrower will sell and contribute the Property to Whispering Hills Apartments, L.L.C., a Kansas limited liability company ("Whispering Hills"). Except in the limited circumstances set forth in
Section 5B of this Agreement, the sale and contribution of the Property by Borrower to Whispering Hills pursuant to the Sale Agreement is not a condition precedent to Borrower's obligation to perform hereunder and, except in the limited circumstances set forth in Section 5B of this Agreement, Borrower's obligation to perform hereunder is not contingent upon the performance by Whispering Hills of its obligations under the Sale Agreement.

     H. Borrower and Balcor desire to enter into this Agreement to set forth, among other things, the terms and provisions pursuant to which Balcor shall sell to Purchaser and Purchaser shall purchase from Balcor the Loan Documents.

     NOW, THEREFORE, for and in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. RECITALS. The foregoing recitals are deemed part of this Agreement and are incorporated herein by this reference.

     2. PURCHASE AND SALE. Purchaser agrees to purchase from Balcor and Balcor agrees to sell to Purchaser the Loan Documents at the price of $17,200,000 (the "Purchase Price"). In addition, at "Closing" (as hereinafter defined), Purchaser shall pay to Seller an amount equal to the "Positive Cash Flow" (as defined in the March 15, 1989 Agreement) for the period April 1, 1997 through and including April 20, 1997.

     3. PURCHASE PRICE. The Purchase Price shall be paid by Purchaser as follows:

          a. On or before April 14, 1997, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (said sum together with any interest earned thereon if and when deposited, and together with the additional $100,000 "Closing Extension Fee" described in Section 4 hereof if and when deposited shall hereinafter be referred to as the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit A;

          b. On the "Closing Date" (hereinafter defined), the Purchase Price, by federally wired "immediately available" funds, on or before 2:00 p.m Chicago time. Balcor will distribute the Purchase Price in accordance with the terms of the March 15, 1989 Agreement.

     4. CLOSING. The closing (the "Closing") of the sale and delivery of the Loan Documents from Balcor to Purchaser shall take place at such place as may be mutually agreed upon by the parties hereto, on April 30, 1997 (the "Closing Date"). Notwithstanding anything to the contrary contained within this Paragraph 4, Purchaser shall have the right to extend the Closing Date until May 30, 1997 (the "Alternate Closing Date") by the payment of One Hundred Thousand and No/100 Dollars ($100,000.00) to Escrow Agent prior to the Closing Date (the "Closing Extension Fee"). The Closing Extension Fee shall be held by Escrow Agent but shall be credited against the Purchase Price at Closing, so long as Purchaser has not defaulted in its obligations hereunder. This transaction shall be closed through an escrow with the Escrow Agent set forth on Exhibit A in accordance with the general provisions of the usual and customary form of escrow for similar transactions in Kansas.

     5.   PURCHASER DEFAULT.

          A. All Earnest Money deposited into the escrow is to secure the timely performance by Purchaser of its obligations and undertakings under this Agreement. In the event of a default by Purchaser under the provisions of this Agreement, Balcor shall retain all of the theretofore deposited Earnest Money as Seller's sole right to damages (provided, however, such default by Borrower hereunder shall also cause an immediate default by Borrower under the Loan Documents [without any grace or cure periods], unless: (i) Borrower enters into the Sale Agreement; (ii) such default by Borrower hereunder is as a result of a default by Whispering Hills under the Sale Agreement; and (iii) Purchaser is diligently and in good faith exercising its remedies against Whispering Hills as a consequence of such default). The parties have agreed that Balcor's actual damages, in the event of a default by Purchaser, would be extremely difficult or impractical to determine. The parties acknowledge that the Earnest Money (to the extent deposited) has been agreed upon, after negotiation, as the parties' reasonable estimate of Balcor's damages. Except as set forth in Sections 5B and 5C hereof, the theretofore deposited Earnest Money is non-refundable but shall be applied by Balcor against the Purchase Price at Closing, so long as Purchaser has not defaulted hereunder.

          B. Notwithstanding anything contained herein to the contrary, if Whispering Hills terminates (but does not default under) the Sale Agreement pursuant to Sections 4, 7A, 7B or 24A, 24B or 24C (but solely with respect to the representations or warranties contained in Sections 19B(1),(3)(7) and(10)) thereof then, notwithstanding anything in the Sale Agreement to the contrary, so long as: (i) such termination is solely as a result of an event or condition first discovered, arising or notice of which was received from and after the date of the Sale Agreement (except with respect to a termination pursuant to Section 4 of the Sale Agreement, in which case the applicable date shall be April 1, 1997 rather the date of the Sale Agreement); and (ii) the election to terminate by Whispering Hills is neither as a consequence of default by Borrower under the Sale Agreement nor the result of any willful, intentional or grossly negligent act (or failure to act) of Borrower, and as a consequence of such termination by Whispering Hills, Purchaser is unable to perform hereunder, Purchaser shall not be in "default" hereunder and Purchaser shall have the right to terminate this Agreement by promptly giving written notice of such election to terminate to Balcor (and in all events on or before three (3) business days following the termination of the Sale Agreement). If written notice is not received by Balcor pursuant to this Section 5B on or before such date, then the right of Purchaser to terminate this Agreement pursuant to this
Section 5B shall be forever waived. If Purchaser terminates this Agreement by written notice to Balcor on or before the required date, the Earnest Money and Closing Extension Fee, if applicable, paid by Purchaser shall be immediately returned to Purchaser and, except as set forth in Sections 5C and 6 below, neither Purchaser nor Balcor shall have any right, obligation or liability under this Agreement.

          C. If Purchaser terminates this Agreement pursuant to Section 5B above, or otherwise (including, without limitation, a termination as a consequence of a failure by Purchaser to deposit the Earnest Money on or before April 14, 1997), Purchaser shall proceed diligently and in good faith to finalize a purchase agreement to sell the Property to Equity and shall thereafter diligently and in good faith perform its obligations under such purchase agreement.

     6. BALCOR'S REMEDIES. Notwithstanding anything to the contrary in this Agreement, in the event Purchaser commits a default hereunder or defaults under the purchase agreement with Equity, if applicable, which default is not cured within any applicable grace or cure period, if any, or in the event of the occurrence of any default or event of default under any of the Loan Documents prior to the Closing Date, which is not cured within any applicable cure period therefor as set forth under the provisions of the Loan Documents, Balcor may, at its election, in its sole discretion, commence to exercise and enforce all of its rights and remedies under such Loan Documents, including, without limitation, the foreclosure of Balcor's interest in the property encumbered by such Loan Documents and/or terminating this Agreement. In addition, Balcor shall have the remedies provided for in Section 5A hereof. In no event shall Balcor's exercise and enforcement of its rights and remedies as aforesaid extend the Closing Date. In the event of such exercise, Purchaser agrees that it shall not submit, contend, allege or otherwise rely on the existence of this Agreement and/or Purchaser's rights hereunder as an affirmative defense in any foreclosure action brought by Balcor in connection with the Loan Documents. Notwithstanding the foregoing to the contrary, if: (i) Purchaser is in default hereunder as a result of a default by Whispering Hills under the Sale Agreement (if entered into); and (ii) Purchaser is diligently and in good faith exercising its remedies against Whispering Hills as a consequence of such default, then the default by Purchaser hereunder shall not constitute a default by Purchaser under the Loan Documents (but shall constitute a default hereunder allowing Balcor to retain the Earnest Money and the Closing Extension Fee, if applicable).

     7. WIRE INSTRUCTIONS. The Purchase Price shall be payable contemporaneously with the Closing. Purchaser shall pay the Purchase Price to Balcor, by federal wire funds transfer no later than 2:00 p.m. Chicago time on the Closing Date. Such wire transfer shall be made to:

                    The Northern Trust Company of Chicago
                    ABA #: 071 000 152
                    Account Name:  Balcor Pension Investors VII
                    Account #:     85030

With a telephone notification of same to John Johnsen (847-317-4341).

     8. BALCOR DELIVERIES. At the Closing, upon Purchaser's payment of the Purchase Price as aforesaid and in exchange therefor, Balcor shall execute and deliver to Purchaser, at Purchaser's election, either (i) an Assignment of Loan Documents substantially in the form annexed hereto as Exhibit B and all other documents necessary to transfer Balcor's ownership in the Note and the other

Loan Documents to Purchaser including, without limitation, the original note endorsed without recourse or warranty; or (ii) a satisfaction of mortgage, the Note marked "paid" and all other documents necessary to cancel the indebtedness evidenced by the Loan Documents and release or terminate all liens in favor of Balcor with respect to the Property. In addition, at Closing Balcor will deliver to Purchaser originals or certified copies of each of the Loan Documents listed on Exhibit A to the Assignment of Loan Documents attached hereto as Exhibit B. To the extent not delivered at Closing, following the Closing, Balcor shall use good faith efforts to deliver to Purchaser all other material Loan Documents in Balcor's possession.

     9. PURCHASER'S DELIVERIES. At the Closing, Purchaser shall deliver to Lender the Purchase Price. In addition, at the Closing, Purchaser shall pay to Balcor the portion of the Positive Cash Flow which Purchaser is required to pay to Balcor as described in Section 2 above.

     10. REPRESENTATIONS AND WARRANTIES. The parties hereto hereby represent and warrant to the other as follows.

     A. Each Purchaser represents and warrants to Balcor as of the date hereof and the Closing Date that it has the legal right to execute, deliver, perform, enter into and consummate all transactions contemplated by this Agreement, and (ii) Purchaser or its agents has reviewed the Note and other Loan Documents to its full satisfaction.

     B. Balcor represents and warrants to Purchaser as of the date hereof and the Closing Date that:

          (i) Balcor is a validly existing Illinois corporation in good standing under the laws of the State of Illinois.

          (ii) Balcor has the full power, authority and legal right to execute, deliver, perform, enter into and consummate all transactions contemplated by this Agreement.

          (iii) Balcor is the owner of record of the Note and other Loan Documents which Note and other Loan Documents are unencumbered and lien free.

          (iv) Balcor is currently in possession of the mortgage file, if any, for the Note, as such files exist.

          (v) To the best of Balcor's knowledge, the Note and other Loan Documents are in full force and effect and neither Balcor nor Borrower is currently in default in the performance of its obligations under the Note and other Loan Documents and there is no uncured breach presently existing by Balcor under the Note and other Loan Documents.

     11.  WAIVER.

          A. Borrower hereby represents and warrants to, and covenants with, Balcor that as of the date hereof and as of the Closing Date, or the Alternate Closing Date, if applicable, (a) Borrower has no defenses, offsets or counterclaims of any kind or nature whatsoever against Balcor with respect to the Loan Documents or the transactions contemplated therein, or any action previously taken or not taken by Balcor with respect thereto or with respect to any security interest, encumbrance, lien or collateral in connection therewith to secure the liabilities of Borrower thereunder and (b) Balcor has fully performed all obligations to Borrower which it may have had or has on and as of the date hereof. Without limiting the generality of the foregoing, Borrower, on its own behalf and on the behalf of its past, present and future representatives, partners, agents, employees, servants, affiliates and related companies, successors and assigns (hereinafter referred to as the "Borrowing Group"), effective upon the Closing, hereby waives, releases and forever discharges Balcor and its past, present and future officers, directors, subsidiary and affiliated entities or companies, agents, servants, employees, shareholders, representatives, successors, assigns, attorneys, accountants, assets and properties, as the case may be (hereinafter referred to as the "Lender Group") from and against all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, obligations, liabilities, costs, expenses, losses, damages, judgments, executions, claims and demands, of whatever kind and nature, in law or in equity, whether known or unknown, whether or not concealed or hidden, arising out of or relating to any matter, cause or thing whatsoever, that any of the Borrowing Group, jointly or severally, may have had, or now have or that may subsequently accrue against the Lender Group by reason of any matter or thing whatsoever, arising out of or in any way connected to the loan contemplated by or through the Loan Documents. Borrower acknowledges and agrees that Balcor is specifically relying upon the representations, warranties, covenants and agreements contained herein and that such representations, warranties, covenants, and agreements constitute a material inducement to enter into the transactions contemplated in this Agreement.

     B. Effective upon the Closing, Balcor on behalf of itself and the Lender Group, shall waive, releases and forever discharge the Borrowing Group from and against all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, obligations, liabilities, costs, expenses, losses, damages, judgments, executions, claims and demands, of whatever kind and nature, in law or in equity, whether known or unknown, whether or not concealed or hidden, arising out of or relating to any matter, cause or thing whatsoever, that any of the Lender Group, jointly or severally, may have had, or now have or that may subsequently accrue against the Borrowing Group by reason of any matter or thing whatsoever, arising out of or in any way connected to the loan contemplated by or through the Loan Documents other than the obligations of Borrower contained in Sections 27 and 30 hereof which shall survive the Closing. Balcor acknowledges and agrees that Borrower is specifically relying upon the representations, warranties, covenants and agreements contained herein and that such representations, warranties, covenants, and agreements constitute a material inducement to enter into the transactions contemplated in this Agreement. Nothing in this Section 11.B. is intended, nor shall it be construed, to release the Borrower's obligations to pay the Loan, or to perform from and after the date hereof its covenants under the Loan Documents, which Loan and Loan Documents, as modified herein and in the Second Modification of Loan Documents attached hereto, remain in full force and effect.

     12. ENVIRONMENTAL. Purchaser acknowledges and agrees that, except as may hereinafter be specifically set forth in this Agreement, it will be purchasing the Loan Documents based upon the condition of the Property as of the date of this Agreement "AS IS" and "WITH ALL FAULTS" subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date or, if applicable, the Alternate Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Balcor nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any "Hazardous Materials" or "Hazardous Substances" (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Balcor makes no representation that the Property complies with Title III of the Americans With Disabilities Act and, except as may hereinafter be specifically set forth in this Agreement, Balcor makes no representation that the Property complies with any fire codes or building codes. Purchaser hereby releases Balcor from any and all liability in connection with any claims which Purchaser may have against Balcor, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Balcor, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the "Environmental Laws" (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended

("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde. The Borrowing Group hereby waives, releases and forever discharges the Lender Group from and against all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, obligations, liabilities, costs, expenses, losses, damages, judgments, executions, claims and demands, of whatever kind and nature, in law or in equity, whether known or unknown, whether or not concealed or hidden, arising out of or relating to the environmental condition of the Property, or any Hazardous Materials, Hazardous Substances or Environmental Laws affecting the Property. The terms of this Paragraph shall survive the Closing.

     13. NO RECOURSE OR WARRANTY. The sale of the Loan Documents shall be irrevocable and without representation, warranty or recourse to Balcor, except as expressly set forth in this Agreement. No officer, partner, affiliate, shareholder, director, agent or employee of Balcor shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under or in connection with, arising out of, or in any way related to this Agreement or the transactions provided for herein and Purchaser, its affiliates and all persons claiming by, through or under Purchaser or its affiliates, hereby waive any and all right to sue or recover on account of any such personal liability, whether real or claimed.

     14. ACKNOWLEDGEMENT. Except as expressly set forth in this Agreement, Balcor makes no representations concerning the Loan Documents and hereby disclaims all warranties of any kind or nature whatsoever whether expressed or implied. Purchaser acknowledges that this is an arms-length transaction and that Purchaser is not relying upon any representation of any kind or nature made by Balcor (or any other person or entity on behalf of Balcor) in entering into and consummating the transactions contemplated under this Agreement other than those set forth above (provided, however, Purchaser's reliance on said representations set forth hereinabove shall be subject to the limitations on recourse set forth in Paragraph 10 above).

     15. BROKER. The parties hereto hereby each represent and warrant to the other that neither has retained the services of a broker in connection with this transaction except for Insignia Mortgage and Investment Company ("Balcor's Broker") retained by Balcor and whose commission will be paid by Balcor. Purchaser and Balcor each will indemnify and hold harmless the other from all broker's commissions, finder's fees or consultant's fees due on account of the transactions herein contemplated to any broker, finder or consultant claiming to have acted on its behalf other than Balcor's Broker. The indemnification hereunder shall survive the Closing. Balcor represents to Purchaser that no portion of the commission being paid to Balcor's Broker is being paid to Balcor.

     16. NOTICE. All notices or other communications ("Notices") given under this Agreement shall be in writing and shall be sent by either (a) registered or certified mail, return receipt requested, postage prepaid, or (b) overnight courier service (with receipt requested), postage prepaid, addressed as follows (or at such other address as a party may have previously specified by Notice to the other parties):

          (a)  if to Purchaser, to:

                    Michael P. Harris, Arnold L. Porath
                    John P. Lowney, Jr. and Kay S. Lowney,
                    as Trustees of the JKL Trust and Stephen D. Moses c/o ALP Associates
                    12400 Wilshire Boulevard, Suite 1450
                    Los Angeles, California 90025
                    (310) 826-9504 (FAX)

               with a copy to:

                    Spencer, Fane, Britt & Browne
                    500/40 Corporate Woods
                    Overland Park, Kansas 66225
                    Attn:  Nick Badgerow and Richard H. Hertel
                    (913) 345-0736 (FAX)

          (b)  if to Balcor, to:

                    Balcor Mortgage Advisors, Inc.
                    Bannockburn Lake Office Plaza
                    2355 Waukegan Road, Suite A200
                    Bannockburn, Illinois 60015
                    Attn:  Teri Thompson
                    (847) 317-4452 (FAX)

               and

                    Katten Muchin & Zavis
                    525 West Monroe Street
                    Suite 1600
                    Chicago, Illinois  60661
                    Attn:  Andrew D. Small, Esq.
                    (312) 902-1061 (FAX)

     Notice given as provided above shall be deemed given (1) five business days after the date mailed as aforesaid, or (2) the day delivered by overnight courier. In addition, a notice of termination of this Agreement pursuant to
Section 5B above may also be delivered by fax so long as such notice of termination is simultaneously sent by overnight courier in accordance with the provisions set forth above. A notice given by fax shall be effective as of the day delivered so long as a notice is simultaneously sent by overnight courier in accordance with the provisions set forth above.

     17. ENTIRE AGREEMENT. This Agreement, together with the exhibits, contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto about such matters. Nothing in this Agreement shall be deemed to constitute an amendment or modification of, and this Agreement shall not in any way amend or modify, any of the Loan Documents.

     18. SUCCESSORS AND ASSIGNS. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns, as permitted. This Agreement may be assigned or transferred at any time by Purchaser or Balcor only with the prior written consent of the other party, which may be withheld for any reason; provided, however, Balcor shall be permitted to assign this Agreement at any time to any person or entity controlled by, controlling or under common control with, directly or indirectly, Balcor or any successor in interest to the Balcor, without the prior consent of Purchaser, provided that the Loan Documents are concurrently therewith assigned to said assignee. Balcor hereby consents to an assignment by Purchaser of its right to purchase the Loan Documents for the Purchase Price, and to receive credit at Closing against the Purchase Price for the Earnest Money (and Closing Extension Fee, if applicable) deposited hereunder, and for the closing adjustments and closing costs described in Section 27 hereof, to: (i) Whispering Hills; (ii) Mark Twain Kansas City Bank; or (iii) Green Park Financial Limited Partnership; provided, however, that no such assignment shall relieve Purchaser from its obligations hereunder, including but not limited to its obligations to pay the "Positive Cash Flow" amount described in Section 2 hereof. Notwithstanding any such limited assignment, such assignee shall have no liability under this Agreement to Balcor or Purchaser for any matter or thing whatsoever. Purchaser shall deliver notice of any such assignment to Balcor immediately following such assignment.

     19. SURVIVAL. Except as otherwise provided in this Agreement to the contrary, the representations, covenants and agreements of the parties under this Agreement shall not survive the Closing but shall be merged therein.

     20. GOVERNING LAW. This Agreement shall be governed by and construed and enforced under the laws of the State of Illinois.

     21. MODIFICATION. Except as otherwise provided, this Agreement shall not be modified or amended except by written agreement signed on behalf of both Balcor and Purchaser by their respective authorized officer.

     22. ARM'S LENGTH. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement.

     23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

     24. HEADINGS. The headings and titles set forth herein are provided for convenience and reference only and shall not be considered binding with respect to the intent or content of any section hereof.

     25. TIME OF THE ESSENCE. The parties hereto agree and acknowledge that time is of the essence of this Agreement and the transactions contemplated herein.

     26. MARCH 15, 1989 AGREEMENT/WAIVER OF RIGHT OF FIRST REFUSAL. Except if this Agreement is terminated pursuant to Section 5B hereof, Borrower does hereby forever waive its right, as set forth in section 9(g) of the March 15, 1989 Agreement; provided, however, even if this Agreement is terminated pursuant to Section 5B hereof, Borrower shall forever waive its rights in
Section 9(g) of the March 15, 1989 Agreement with respect to a sale of the Property to Equity for a purchase price of not less than $17,200,000. In addition, the March 15, 1989 Agreement shall automatically terminate and be of no further force and effect immediately following the adjustment to the estimate of Positive Cash flow required by paragraph 27 below and the distribution by Balcor of the proceeds of the sale of the Loan Documents
pursuant to the March 15, 1989 Agreement.   However, from and after the
Closing, the March 15, 1989 Agreement shall have no effect or impact on: (a) the Property; (b) any assignee purchasing the Loan Documents as contemplated by
Section 18 hereof; or (c) the Loan Documents

     27. PRORATION. Balcor acknowledges that the proceeds to be paid to Balcor at Closing may be used to pay customary and reasonable title insurance (commitment and policy), survey and closing and escrow costs, if any, (but excluding any attorneys' fees) solely to the extent Purchaser is obligated to pay such items under the Sale Agreement (if executed) as well as a customary and appropriate proration of real estate taxes and the amount of security deposits delivered by Purchaser to Balcor.

     28. SECOND MODIFICATION. Immediately preceding the Closing, Balcor and Borrower will execute and deliver a Second Modification of Loan Documents in the form of Exhibit D hereto.

     29. NO MERGER. It is the intent of the parties hereto that, in the event title to the property vests in the same person or entity which is also the holder of the Note, Mortgage and the other Loan Documents, the Note, Mortgage and the other Loan Documents shall remain in full force and effect and the interest of such person or entity as the holder of the Note, Mortgage and Loan Documents shall not merge with the interests of such person or entity as the owner of the Property.

     30. CONDITION SUBSEQUENT. Notwithstanding anything contained herein to the contrary, if Purchaser fails to deposit the Earnest Money with the Escrow Agent on or before April 14, 1997, then, subject to Section 5C hereof, this Agreement shall terminate and be of no force and effect.

     31. POSITIVE CASH FLOW. Attached hereto as Exhibit E is a letter (the "Positive Cash Flow Letter") from Balcor to Borrower establishing the terms and conditions pursuant to which the Positive Cash Flow shall be paid to Balcor. Borrower hereby agrees to comply with those terms of the Positive Cash Flow Letter applicable to the Borrower. The terms of the Positive Cash Flow Letter applicable to the period following the Closing Date shall survive the Closing and the delivery of the assignment of the Loan Documents.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


Executed By Balcor            BALCOR MORTGAGE ADVISORS, INC.,
May 6, 1997                   an Illinois corporation

                              By:   /s/ Terri Thompson
                                   ---------------------------------
                              Name:     Terri Thompson
                                   ---------------------------------
                              Its:      Authorized Representative
                                   ---------------------------------



                               /s/ Michael P. Harris
                              ---------------------------------
                              Michael P. Harris


                               /s/ Arnold L. Poratch
                              ---------------------------------
                              Arnold L. Porath


                               /s/ John P. Lowney
                              ---------------------------------
                              John P. Lowney, Trustee


                               /s/ Kay S. Lowney
                              ---------------------------------
                              Kay S. Lowney, Trustee


                               /s/ Stephen D. Moses
                              ---------------------------------
                              Stephen D. Moses